As filed with the Securities and Exchange Commission on August 7, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MGI PHARMA, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	41-1364647
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5775 West Old Shakopee Road, Suite 100

Bloomington, Minnesota 55437

(952) 346-4700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Leon O. Moulder, Jr.

Chief Executive Officer

MGI PHARMA, INC.

5775 West Old Shakopee Road, Suite 100

Bloomington, Minnesota 55437

(952) 346-4700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to: Timothy S. Hearn, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402-1498 (612) 340-2600 Facsimile: (612) 340-8738

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑  333-106179

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Common Stock, par value $.01 per share (3)(4)	—	—	—	—

Preferred Stock, par value $.10 per share (4)	—	—	—	—

Debt Securities (5)(6)	—	—	—	—

Securities Warrants (7)	—	—	—	—

Units (8)	—	—	—	—

Total Securities	$30,000,000	100%	$30,000,000	$2,427

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3. Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies. Securities registered hereby may be sold separately, together or in units with other securities registered hereby.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o). The proposed maximum offering price will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered in this registration statement.
(3)	The aggregate amount of common stock registered hereunder is limited, solely for purposes of any at the market offerings, to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933, as amended.
(4)	Such indeterminate number of shares of preferred stock and common stock as may be issued from time to time at indeterminate prices. In addition to any preferred stock and common stock that may be issued directly under this registration statement, there are being registered hereunder such indeterminate number of shares of preferred stock and common stock as may be issued upon conversion or exchange of debt securities, preferred stock as the case may be, for which no separate consideration will be received by the registrant.
(5)	If any debt securities are issued at an original issue discount, then such greater amount as may be sold for an aggregate initial offering price of up to the proposed aggregate offering price set forth above.
(6)	In addition to any debt securities that may be issued directly under this registration statement, there is being registered hereunder such indeterminate amount of debt securities as may be issued upon conversion or exchange of other debt securities or preferred stock, for which no consideration will be received by the registrant.
(7)	Securities warrants will represent rights to purchase debt securities, preferred stock or common stock registered hereby.
(8)	Units may consist of two or more of the securities listed in the calculation of registration fees table offered and sold together.

Explanatory Note

This registration statement is being filed to register an additional $30,000,000 of our securities pursuant to Rule 462(b) of the Securities Act of 1933, as amended. In accordance with Rule 462(b), this registration statement incorporates by reference the contents of our registration statement on Form S-3 (File No. 333-106179) which was declared effective on July 15, 2003, including all amendments and exhibits thereto and all information incorporated by reference therein, other than the exhibits included herein.

The required opinions and consents are listed on the Exhibit Index attached to and filed with the registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on August 7, 2003.

MGI PHARMA, INC.

By:	/s/ Leon O. Moulder, Jr.
Leon O. Moulder, Jr.
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Name	Title	Date

	/s/ Leon O. Moulder, Jr. Leon O. Moulder, Jr.	President, Chief Executive Officer and Director (principal executive officer)	August 7, 2003

	/s/ William C. Brown William C. Brown	Executive Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)	August 7, 2003

	* Hugh E. Miller	Chairman and Director

	* Andrew J. Ferrara	Director

	* Edward W. Mehrer	Director

	* Lee J. Schroeder	Director

	* David B. Sharrock	Director

	* Arthur L. Weaver, M.D.	Director

*By:	/s/ William C. Brown William C. Brown		August 7, 2003
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Description of Document
5.1	Opinion of Dorsey & Whitney.

23.1	Consent of KPMG LLP.

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney (1)

(1)	Previously filed as Exhibit 24.1 to Registrant’s registration statement on Form S-3 (No. 333-106179), filed with the SEC on June 17, 2003.